WARRANT

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER ANY STATE OR FOREIGN SECURITIES LAWS AND THE WARRANT MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR ASSIGNED.

Warrant Certificate No.: 1

Original Issue Date: August 12, 2021 FOR VALUE RECEIVED, ENETI INC., a Marshall Islands company (the “Company”), hereby certifies that Marubeni Corporation, INCJ, Ltd., and Mitsui O.S.K. Lines, Ltd. (the “Holder”) may be entitled to purchase from the Company a number of duly authorized, validly issued, fully paid and nonassessable Common Shares (as defined below) equal to the Warrant Shares (as defined below) at a purchase price per share of $0.01 (the “Exercise Price”). The Warrant will be exercisable subject to the terms, conditions and adjustments set forth below. Certain capitalized terms used herein are defined in Section 1 hereof.

This Warrant has been issued pursuant to the terms of a Share Purchase Agreement dated as of August 5, 2021 (the “Share Purchase Agreement”), by and among the Company, Marubeni Offshore Power Limited, INCJ SJ Investment Limited, MOL Offshore Energy Limited, Marubeni Corporation, INCJ Ltd., Mitsui O.S.K. Lines, Ltd., Eneti (Bermuda) Limited, and Atlantis Investorco Limited.

1.       Definitions. As used in this Warrant, the following terms have the respective meanings set forth below:

“Business Day” means any day, except a Saturday, Sunday or legal holiday, on which banking institutions in the city of London, New York or Tokyo are authorized or obligated by law or executive order to close.

“Common Shares” means the shares of common stock, par value $0.01 per share, of the Company, and any capital stock into which such Common Shares shall have been converted, exchanged or reclassified following the date hereof.

“Company” has the meaning set forth in the preamble.

“Exercise Date” has the meaning set forth in Section 2.

“Exercise Price” has the meaning set forth in the preamble.

“Holder” has the meaning set forth in the preamble.

“Original Issue Date” means the date on which the Warrant was issued by the Company pursuant to the Share Purchase Agreement.

“Warrant Shares” means the aggregate number of Common Shares purchasable upon exercise of this Warrant in accordance with the terms of this Warrant, which amount shall be equal to the lesser of (i) 2,000,000 Common Shares and (ii) the number of Common Shares equal to the number of “Post Closing Common Shares” hereto determined in accordance with formula set forth in Row Z on the attached Annex A hereto (such Common Shares, the “Warrant Shares”), at a purchase price per share of $0.01.

“Person” means any individual, sole proprietorship, partnership, limited liability company, corporation, joint venture, trust, incorporated organization or government or department or agency thereof.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Warrant” means this Warrant and all warrants issued upon division or combination of, or in substitution for, this Warrant.

2.       Term of Warrant. Subject to the terms and conditions hereof, this Warrant shall be deemed to have been exercised in full for the Warrant Shares, ten (10) days following the calculation of the Post-Closing Common Shares (as finally determined in accordance with clause 6 and Schedule 11 (Post-Closing Common Shares Calculation) of the Share Purchase Agreement) (the date on which this Warrant is deemed to have been exercised, the “Exercise Date”). The delivery of duly executed transfers in respect of the Shares (as defined in the Share Purchase Agreement) to the Company as contemplated by sub-clause 1.1 of Schedule 2 of Share Purchase Agreement shall be deemed to satisfy payment of the Exercise Price.

3.       Exercise of Warrant.

a.	Delivery of Warrant Shares. Not later than the first Business Day following the Exercise Date, the Company shall deliver (or cause to be delivered) to its transfer agent (the “Transfer Agent”) irrevocable instructions (the “Irrevocable Instruction Letter”) to issue the Warrant Shares, effective as of the Exercise Date. The stock certificate or book-entry position so delivered shall be, to the extent possible, in such denomination or denominations as the Holder shall reasonably request and shall be registered in the name of the Holder. This Warrant shall be deemed to have been exercised and such certificate or book entry position representing the Warrant Shares shall be deemed to have been issued, and the Holder shall be deemed to have become a holder of record of such Warrant Share for all purposes, as of the Exercise Date, subject to the policies and procedures of the Transfer Agent.
b.	Fractional Shares. The Company shall not be required to issue a fractional Common Share upon exercise of the Warrant, and any fractional Common Shares that would otherwise be issuable hereunder shall be rounded down to the nearest whole Common Share.
c.	Valid Issuance of Warrant and Warrant Shares. Subject to the terms and conditions of the Share Purchase Agreement, including the accuracy of the representations and warranties of the Holder contained therein, with respect to the exercise of this Warrant the Company hereby represents, covenants and agrees:
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i.	this Warrant is, and any Warrant issued in substitution for or replacement of this Warrant shall be, upon issuance, duly authorized and validly issued and a valid and binding obligation of the Company;
ii.	the Warrant Shares issuable upon the exercise of this Warrant pursuant to the terms hereof shall be, upon issuance, and the Company shall take all such actions as may be necessary or appropriate in order that such Warrant Shares are, validly issued, fully paid and non-assessable, issued without violation of any preemptive or similar rights of any stockholder of the Company and free and clear of all taxes, liens; and
iii.	the Company shall take all such actions as may be necessary to ensure that the Warrant Shares are issued without violation by the Company of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which the Common Shares may be listed at the time of such exercise (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance).
d.	Payment of Taxes. Issuance and delivery of certificates or book entry positions for Common Shares upon exercise of this Warrant shall be made without charge to the Holder for any transfer agent fee or issue tax or transfer tax or withholding tax or other incidental tax or expense imposed by the Marshall Islands in respect of the issuance of such certificates, all such taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the registration of any certificates for Warrant Shares or Warrants in a name other than that of the Holder or in the event the Holder elects to change its domicile or jurisdiction of formation subsequent to the Original Issue Date of the Warrant. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving Warrant Shares upon exercise hereof.

4.       Transfer of Warrant. This Warrant and all rights hereunder are non-transferable, in whole or in part, by the Holder. Any such transfer will be null and void.

5.       Holder Not Deemed a Shareholder; Limitations on Liability. Except as otherwise specifically provided herein, prior to the issuance to the Holder of Warrant Shares, the Holder shall not be entitled to vote or receive dividends or be deemed the holder of shares of capital stock of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, as such, any of the rights of a shareholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a shareholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

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6.       Replacement on Loss. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and upon delivery of an indemnity reasonably satisfactory to it (it being understood that a written indemnification agreement or affidavit of loss of the Holder shall be a sufficient indemnity) and, in case of mutilation, upon surrender of such Warrant for cancellation to the Company, the Company at its own expense shall execute and deliver to the Holder, in lieu hereof, a new Warrant of like tenor and exercisable for an equivalent number of Warrant Shares as the Warrant so lost, stolen, mutilated or destroyed; provided, that, in the case of mutilation, no indemnity shall be required if this Warrant in identifiable form is surrendered to the Company for cancellation.

7.       Compliance with the Securities Act.

a.	Agreement to comply with the Securities Act; Legend. The Holder, by acceptance of this Warrant, agrees to comply in all respects with the provisions of this Section 7 and the restrictive legend requirements set forth on the face of this Warrant and further agrees that such Holder shall not offer, sell or otherwise dispose of this Warrant or any Warrant Shares to be issued upon exercise hereof except under circumstances that will not result in a violation of the Securities Act. This Warrant shall be stamped or imprinted with a legend in substantially the following form:

“THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR QUALIFIED UNDER ANY STATE OR FOREIGN SECURITIES LAWS AND THE WARRANT MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR ASSIGNED.”

b.	Representations of the Holder. In connection with the issuance of this Warrant, the Holder specifically represents, as of the date hereof, to the Company by acceptance of this Warrant, as follows:
i.	the Holder is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. The Holder is acquiring this Warrant and the Warrant Shares to be issued upon exercise hereof for investment for its own account and not with a view towards, or for resale in connection with, the public sale or distribution of this Warrant or the Warrant Shares, except pursuant to resales registered or exempted under the Securities Act;
ii.	the Holder understands and acknowledges that this Warrant and the Warrant Shares to be issued upon exercise hereof are “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that, under such laws and applicable regulations, such securities may be resold without registration under the Securities Act only in certain limited circumstances. In addition, the Holder represents that it is familiar with Rule 144 under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act; and
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iii.	the Holder acknowledges that it can bear the economic and financial risk of its investment for an indefinite period, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Warrant and the Warrant Shares. The Holder has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Warrant and the Warrant Shares and the business, properties, prospects and financial condition of the Company.

8.       Warrant Register. The Company shall keep and properly maintain at its principal executive offices books for the registration of the Warrant. The Company may deem and treat the Person in whose name the Warrant is registered on such register as the Holder thereof for all purposes, and the Company shall not be affected by any notice to the contrary.

9.       Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties hereto at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9).

If to the Company:	E-mail: legal@scorpiogroup net, cmackey@scorpiogroup.net Attention: Legal Department / Cameron Mackey
with a copy to:	Seward & Kissel LLP E-mail: horton@sewkis.com Attention: Edward Horton, Esq.
If to the Holder:

Marubeni Corporation

E-mail:      Tachigami-h@marubeni.com

Attention:     Hiroshi Tachigami

INCJ, Ltd.

E-mail:      p-niklai984@incj.co.jp

Attention:     Peter Niklai

Mitsui O.S.K. Lines, Ltd.

E-mail:      zzusr-WINPA@molgroup.com

Attention:     Masayuki Sugiyama

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with a copy to:	Shearman & Sterling LLP E-mail: gkarafotias@shearman.com Attention: George Karafotias, Esq.

10.       Cumulative Remedies. The rights and remedies provided in this Warrant are cumulative and are not exclusive of, and are in addition to and not in substitution for, any other rights or remedies available at law, in equity or otherwise.

11.       Equitable Relief. Each of the Company and the Holder acknowledges that a breach or threatened breach by such party of any of its obligations under this Warrant would give rise to irreparable harm to the other party hereto for which monetary damages would not be an adequate remedy and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, the other party hereto shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction.

12.       Entire Agreement. This Warrant, together with the Share Purchase Agreement, constitutes the sole and entire agreement of the parties to this Warrant with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

13.       Successor and Assigns. This Warrant and the rights evidenced hereby shall be binding upon and shall inure to the benefit of the parties hereto and the successors of the Company and the successors of the Holder. Such successors of the Holder shall be deemed to be a Holder for all purposes hereunder.

14.       No Third-Party Beneficiaries. This Warrant is for the sole benefit of the Company and the Holder and their respective successors and, in the case of the Holder, permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Warrant.

15.       Headings. The headings in this Warrant are for reference only and shall not affect the interpretation of this Warrant.

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16.       Amendment and Modification; Waiver. Except as otherwise provided herein, this Warrant may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by the Company or the Holder of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Warrant shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

17.       Severability. If any term or provision of this Warrant is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Warrant or invalidate or render unenforceable such term or provision in any other jurisdiction.

18.       Governing Law. This Warrant shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of New York.

19.       Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Warrant or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of New York in each case located in the city of New York and County of Manhattan, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by certified or registered mail to such party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties hereto irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

20.       Waiver of Jury Trial. Each party hereto acknowledges and agrees that any controversy which may arise under this Warrant is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Warrant or the transactions contemplated hereby.

21.       Counterparts. This Warrant may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Warrant delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Warrant.

22.       No Strict Construction. This Warrant shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

[signature page follows]

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IN WITNESS WHEREOF, the Company has duly executed this Warrant on the Original Issue Date.

ENETI INC.

By:	/s/ Emanuele Lauro
Name: Emanuele Lauro
Title: Chief Executive Officer

Accepted and agreed,
MARUBENI CORPORATION

By:	/s/ Hiroshi Tachigami
Name: HIROSHI TACHIGAMI
Title: General Manager, Power Business Dept.-III

INCJ, LTD.

By:	/s/ Peter Niklai
Name: PETER NIKLAI
Title: MANAGING DIRECTOR

MITSUI O.S.K. LINES, LTD.

By:	/s/ Takeshi Hashimoto
Name: Takeshi Hashimoto
Title: Representative Director, President

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ANNEX A Calculated as at June 30, 2021
Calculation	Note
A	Cash and Cash Equivalents
B	Accounts Receivable
C	Prepaid expenses and other current assets
D	Other Assets
E	Assets Held for Sale
F = SUM (A:E)	Tangible Assets

G	Bank Loans
H	Capital Lease Obligations
I	Other Liabilities
J	Transaction costs
K = SUM (G:J)	Tangible Liabilities

L = F - K	Net Tangible Assets

M	STNG Equity Value
N	EGLE Equity Value
O	SBLK Equity Value
P = SUM (M:O)	Equity Investments

Q	Liquidity Discount on Equity Investments
R = P * (1 - Q)	Adjusted Equity Investments
S = L + R	Adjusted Net Asset Value
T	Shares Outstanding
U = S / T	Adjusted NAV per Share
V	Share Consideration ($USD)
W = V / U	Share Consideration (Shares)
X	Closing Common Shares
Y	Preference Shares to Marubeni
Z = W - X - Y	Post-Closing Common Shares

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